Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Neuraxis, Inc. on Form S-1/A of our report dated September, 27, 2022, except for the effects of the restatement discussed in note 17 to the financial statements, as to which the date is November 9, 2022 and the effects of the reverse stock split discussed in Note 1, 8, and 16, as to which the date is January 25, 2023, with respect to our audits of the financial statements of Neuraxis, Inc as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph as to Neuraxis, Inc.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

February 6, 2023